Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

SPRINGBIG HOLDINGS, INC.

SpringBig Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. This Amendment was approved and duly adopted by written consent of the Board of Directors of the Corporation in accordance with Section 141(f) of the DGCL.

2. The Certificate of Incorporation (the “Certificate”) is hereby amended by amending and restating ARTICLE I of the Certificate in its entirety as follows:

“The name of the corporation is SBIG Holdings, Inc. (the “Corporation”).”

* * * *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment of Certificate of Incorporation of SpringBig Holdings, Inc. as of September 14, 2026.

SPRINGBIG HOLDINGS, INC.

By:	/s/ Andrew Glashow
Name:	Andrew Glashow
Title:	Chief Executive Officer